Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reiterates Safety of Mecadox®

TEANECK, N.J., April 8, 2016 (GLOBE NEWSWIRE) – (NASDAQ:PAHC) Today, the Food and Drug Administration (FDA) issued a press release stating its intention to take the initial steps in the process to rescind its approval of Mecadox® (carbadox). Mecadox has been approved and sold in the United States for more than 40 years and is a widely-used treatment for controlling bacterial diseases including Salmonella and swine dysentery. Mecadox is not used in human medicine and the class of drug is not considered a medically important antimicrobial. The approved Mecadox label requires a 42-day withdrawal period pre-harvesting, and to date we have not seen any hazardous residues of carbadox being detected from pig meat treated in accordance with the approved label.

The FDA approved the original application for Mecadox in the early 1970s and a supplemental application in 1998, each time as a result of a rigorous safety review. Several years ago, in response to the availability of more advanced analytical detection methods, the FDA began to raise questions about the persistence of residues in tissue longer than previously determined. Since that time, Phibro Animal Health has cooperated fully with the FDA’s inquiries, including undertaking comprehensive, rigorous new studies using the latest and most sensitive technology available. Phibro has been providing the data to the FDA as it is generated, and in accordance with the schedule submitted to the agency, and to date that evidence has been positive regarding the safety of Mecadox and has reiterated the safety of Mecadox when used in accordance with the label. As Phibro has told the FDA, our studies are due to be completed in the next 90 days and we expect that the remaining evidence will support the continued safe use of Mecadox.

Today’s action by the FDA does not prohibit the sale or use of Mecadox in the United States. After 40 years, carbadox remains a highly effective treatment for controlling bacterial diseases and swine dysentery.

Phibro has complete confidence in the safety of Mecadox. We are disappointed that the FDA would take this action when definitive studies are so close to being completed. Under the FDA’s process, we intend to request a hearing and refute the allegations. Phibro will continue to market the product and to vigorously defend Mecadox based on more than 40 years of science and safe use.

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and marketer of a broad range of animal health and mineral nutrition products for use in the production of poultry, swine, cattle, dairy and aquaculture. The company reported net sales of $749 million for the fiscal year ended June 30, 2015. For further information, please visit www.pahc.com.

Contact:

Richard Johnson

Chief Financial Officer, Phibro Animal Health Corporation

+1 201-329-7300

investor.relations@pahc.com